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                                                        EXHIBIT 10.25



                              GCR HOLDINGS LIMITED

                              AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTORS SHARE OPTION PLAN


1. Establishment.

        GCR Holdings Limited (the "Company") hereby adopts the GCR Holdings Limited Non-Employee Directors Share Option Plan, the purposes of which are to attract and retain individuals who are not employees of the Company as members of the Company's Board of Directors, by encouraging them to acquire a proprietary interest in the Company, and to provide them with an ownership interest in the Company which is parallel to that of the shareholders of the Company.

2. Definitions.

        The following terms shall have the respective meanings assigned to them as used herein:

        (a) "Appraised Value" shall mean (1) the result of dividing (A) the shareholders' equity attributable to the Company's Ordinary Shares on a fully diluted basis, as determined by the latest audited consolidated financial statement of the Company, by (B) the total number of the Company's Ordinary Shares on a fully diluted basis, or (2) the public market value of one Ordinary Share, if the Company's Ordinary Shares are publicly traded, which shall be equal to (i) the average of the closing prices of an Ordinary Share on the principal securities exchange on which the Ordinary
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Shares are listed or, if not so listed, as traded in the NASDAQ National
Market, if traded therein, on each of the ten consecutive trading days prior to the date of determination, or (ii) if the Ordinary Shares are not so listed or traded, the average of the bid and asked prices of an Ordinary Share as otherwise quoted on the NASDAQ system or any successor system in use on the most recent date prior to the date of determination on which such quoted prices exist.

        (b)     "Board" shall mean the Board of Directors of the Company.

        (c) "Non-Employee Director" shall mean a member of the Board who is not an employee of the Company or its subsidiaries.

        (d) "Option" shall mean an option to purchase Ordinary Shares granted under the Plan.

        (e) "Ordinary Shares" shall mean the Company's ordinary redeemable shares of U.S. $0.10 per share.

        (f) "Participant" shall mean a Non-Employee Director who has been granted an Option.

        (g) "Plan" shall mean this GCR Holdings Limited Non-Employee Directors Share Option Plan.

3.      Plan Administration.

        3.1 Authority. The Plan shall be administered by the Board (unless the Board appoints a committee thereof to administer the Plan, in which case the Plan may be


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administered by such committee and references herein to the "Board" shall be deemed to mean such Committee unless the context otherwise requires) which shall have full power and authority to interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan.

        3.2. Decisions are Final and Conclusive. The determination of the Board (or the applicable committee thereof) as to any question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders and persons having any interest in the Options.

4.  Eligibility.

        All Non-Employee Directors are eligible for the grant of Options, other than the Chairman of the Board.

5.  Shares Subject to the Plan.

        5.1 Number. The aggregate number of Ordinary Shares, which shall be authorized but unissued Ordinary Shares, that may be subject to Options granted, and may be granted as restricted Ordinary Shares under this Plan shall not exceed 20,000 (which shall be adjusted to 100,000 to give effect to the five-for-one split of the Ordinary Shares to be


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effected by way of a share dividend (the "Share Split") immediately prior to and in connection with the Company's initial public offering; such adjustment shall occur automatically, without further action, upon effectiveness of the share split). The number of Ordinary Shares subject to each Option granted hereunder prior to the effectiveness of the Share Split, and the exercise price thereof, shall automatically, upon such effectiveness, without any further action and in lieu of any adjustment that otherwise would be required under
Section 5.2 below, be adjusted by multiplying the number of shares by five and dividing the exercise price by five.

        5.2 Adjustment in Capitalization. If there is any change in the number or nature of outstanding shares of the Company's capital stock by reason of a share dividend, recapitalization, merger, consolidation, scheme of arrangement, share split, combination or exchange, share repurchase or otherwise, or if there is any non-cash distribution in respect of any such shares, which in any case has a dilutive or anti-dilutive effect on the Ordinary Shares, the number of Ordinary Shares subject to each outstanding Option, the exercise price thereof and/or other terms thereof shall be appropriately adjusted by the Board, and appropriate adjustment shall be made by the Board in respect of all unvested restricted Ordinary Shares granted to the Option holder pursuant to Section 8 below and then held

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by him, so as to restore the Option holder to his rights thereunder and hereunder.

6.      Terms and Conditions of Options.

        6.1 Grant of Options. Each eligible Non-Employee Director on the effective date of the Plan is hereby granted as of such date an Option to purchase 600 Ordinary Shares (which shall be adjusted to 3,000 Ordinary Shares automatically as aforesaid upon effectiveness of the Share Split). Each person who is an eligible Non-Employee Director on the first business day after each annual general meeting of the Company's shareholders shall automatically be granted as of such day an Option to purchase 300 Ordinary Shares (which shall be adjusted to 1,500 Ordinary Shares automatically as aforesaid upon effectiveness of the Share Split).

        6.2 Exercise Price. The exercise price for each Option shall be equal to the Appraised Value of an Ordinary Share on the date of grant.

        6.3 Vesting. All Options granted under the Plan shall be fully vested and exercisable on the date of grant.

        6.4 Option Agreement. Each Option granted under the Plan shall be evidenced by a written share option agreement setting forth the terms under which the Option is granted.

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        6.5     Term of Options.  All rights to exercise an Option shall expire ten years from the date on which such Option is granted.

        6.6 Nontransferability. No Option, and no unvested restricted Ordinary Share issued pursuant to the Plan, shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. Each Participant shall become a party to the Company's Amended and Restated Shareholder's Agreement, which is to become effective immediately prior to the closing for the Company's proposed initial public offering, by executing and delivering to the Company such documentation as the Company may reasonably request (which may subject the Options and securities acquired pursuant thereto to the transfer restrictions set forth in such agreement) promptly after such agreement becomes effective.

        6.7 Other Terms and Conditions. Options may contain such other terms, conditions and restrictions, which shall not be inconsistent with the provisions of the Plan, as the Board shall deem appropriate.

7.      Exercise of Options.

        7.1 Written Notice. A Participant who wishes to exercise an Option, or a portion of an Option, shall give written notice thereof to the Company. The date the Company

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receives such notice shall be considered as the date such Option was exercised as to the Ordinary Shares specified in such notice.

        7.2 Payment. A Participant who exercises an Option shall pay to the Company at the date of exercise and prior to the delivery of the Ordinary Shares for which the Option is being exercised the aggregate exercise price of all Ordinary Shares pursuant to such exercise of the Option. All payments shall be made by check payable to the order of the Company.

        7.3 No Privileges of Shareholder. A Participant shall not have any of the rights or privileges of a shareholder of the Company with respect to the Ordinary Shares subject to an Option (or any unvested restricted Ordinary Shares) unless and until such Ordinary Shares have been issued and (if applicable) vested and have been duly registered in the Participant's name.

        7.4 Termination of Service. Upon the termination of the service of the Participant as a member of the Board for any reason, the Participant shall have the right to exercise any outstanding Options until the end of their terms as provided in Section 6.5. Notwithstanding the foregoing, in the event of the Participant's death, his legal representative shall have twelve months from the date of the Participant's death to exercise any Options, but in no event


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may any such Option be exercisable after the term thereof as provided in
Section 6.5.

8.  Restricted Share Grants.

        8.1. Grant of Restricted Ordinary Shares. A Participant who is granted an Option under the Plan shall also (but without duplication of any adjustment made pursuant to Section 5.2 above) be granted restricted Ordinary Shares with respect to an amount (the "Applicable Dividend Amount") that is equal to 30% of the sum of (A) all cash dividends that are declared by the Company and paid or payable to shareholders of record as of a time before the exercise of the Option that would have been paid or payable to the Participant in respect of the Ordinary Shares which are subject to the Option had they been held by the Participant at such time and (B) all cash dividends that are declared by the Company and paid or payable to shareholders of record as of a time before any restricted Ordinary Shares granted pursuant to clause (A) above become vested and that would have been paid or payable to the Participant in respect to such unvested restricted shares had they been vested at such time. The number of restricted Ordinary Shares to be granted to a Participant each time a dividend is paid shall be equal to the Applicable Dividend Amount for such Participant divided by the Appraised Value of one Ordinary Share on the date the dividend is paid. In addition, the Participant may be required to enter into a written agreement with respect to


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such restricted Ordinary Shares containing such terms as the Board deems appropriate.

        8.2. Vesting. Twenty-five percent (25%) of the restricted Ordinary Shares granted under the Plan shall vest on each of the next four anniversaries of the date of grant of the restricted Ordinary Shares if the Participant is then a member of the Board. Such restricted Ordinary Shares shall be forfeited to the extent not vested upon the termination of the Participant's service as a member of the Board for any reason.

        In addition, all restricted Ordinary Shares shall vest immediately in the event of a "Change of Control", which shall be deemed to occur if (i) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the

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Company's then outstanding securities ("Voting Securities"); (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than a merger, consolidation, reorganization or scheme of arrangement which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, reorganization or scheme of arrangement; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the

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sale or disposition by the Company of all or substantially all of the Company's assets.

9.      Duration.

                This Plan shall remain in effect for a period of five years after the effective date of the Plan, unless sooner terminated by the Board. Options theretofore granted may extend beyond that date in accordance with the provisions of the Plan.

10.     Amendment.

                The Board may amend the Plan from time to time, provided that no amendment which increases the aggregate number of Ordinary Shares that may be issued under the Plan may be made without the approval of the Company's shareholders, and provided further that the provisions of Sections 4, 6.1, 6.2,
6.3 and 6.5 of this Plan may not be amended more than once every six months, other than to comport with changes in the U.S. Internal Revenue Code or the rules thereunder.

11.     Government Regulations.

                This Plan, the grant and exercise of Options hereunder, the obligation of the Company to sell and deliver Ordinary Shares pursuant to such Options and the grant of restricted Ordinary Shares shall be subject to all applicable laws, rules and regulations, and to any required approvals by any governmental agencies.

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12.     Effective Date.

                The Plan was originally effective as of November 16, 1995. This amendment and restatement of the Plan is effective as of April 18, 1996.

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